EXHIBIT 99.1


                          [LOGO] UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
---------------------
July 24, 2003 7:00 a.m. MT
                             Contact: Kurt R. Weise
                             President & CEO
                             763-512-5299

         UNITED FINANCIAL CORP. ANNOUNCES RECORD JUNE 30, 2003 EARNINGS
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                        AND DECLARES QUARTERLY DIVIDEND
                        -------------------------------

HIGHLIGHTS: 43% INCREASE IN EPS FOR THE SIX MONTHS ENDED 2003 OVER 2002; TOTAL ASSETS OF $384 MILLION AT JUNE 30, 2003; NET INTEREST INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2003 UP 6% COMPARED TO 2002.

Great Falls, Montana July 24, 2003----United Financial Corp. ("United") (NASDAQ-UBMT) today reported net income for the quarter ended June 30, 2003 of $1,143,784, or basic and diluted earnings per share of $.47 and $.46, respectively, compared with $741,105 or basic and diluted earnings per share of $.30 , for the same quarter in 2002. Net income for the six month period ended June 30, 2003 was $2,125,924, or basic and diluted earnings per share of $.87 and $.85, respectively, compared to $1,478,733, or basic and diluted earnings per share of $.61 in the same period a year ago.

United's assets at June 30, 2003 were $384 million compared to $382 million at June 30, 2002. Net loans were $255 million at June 30, 2003 compared to $252 million a year ago and deposits increased to $300 million at June 30, 2003 compared to $288 million a year ago. Net interest income rose to $3.5 million in the quarter ended June 30, 2003 compared to $3.3 million for the same quarter one year ago. United's shareholders' equity was $31.7 million at June 30, 2003, and book value per share was $12.97. Outstanding shares at June 30, 2003 were 2,441,669. All financial numbers were restated to take into effect a 3 for 2 stock split that was paid June 30, 2003.

The Board of Directors of United declared a cash dividend of $.18 per share, to shareholders of record on August 19, 2003, payable on September 2, 2003. This is an increase of about 2% from $.177 per share, previously being paid by United each quarter.

Regarding the previously announced proposed sale of Valley Bancorp, Inc. (a majority-owned subsidiary of United) to Marquette Financial Companies, United provides the following update: approvals of the merger application have been received from the Federal Reserve Bank and the Arizona State Banking Department, Valley's shareholder meeting has been scheduled for July 29, 2003 and a closing date has been scheduled for July 31, 2003. United expects to receive approximately $9.0 million from the sale of its 65% ownership of Valley.

President and CEO, Kurt Weise said, "We are extremely pleased with our second quarter and six month financial results. Our market share continues to increase and our team of dedicated employees must be commended for their hard work. We expect that mortgage refinancing will slow with the increase in long term rates, however, our core business remains active and on target."

United's net interest margin as a percentage of average earning assets increased to 4.04% in the second quarter of 2003 compared to 3.66% in the same quarter in 2002. United originated $173 million in real estate loans in the first six months of 2003 compared to $79 million in the six month period a year ago. Non-performing loans totaled $ .9 million at June 30, 2003 compared to $.9 at December 31, 2002. United's 90 days past due and non-accrual loans totaled .36% of loans as of June 30, 2003, compared to its March 31, 2003 peer of .80%, the most recent peer information available.

Forward-Looking Statements
When used in this press release, the words or phrases 'will likely result in', 'are expected to', 'will continue', 'is anticipated', 'estimate', 'could', or 'project' or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such


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forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company's most recent Annual Report on Form 10-K for the period ending December 31, 2002 and other documents the company files from time to time with the Securities Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with thirteen locations in Montana. United also is the majority shareholder of Valley Bancorp, a commercial banking organization located in Phoenix, Arizona, with offices in Phoenix and Scottsdale, Arizona.

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                             UNITED FINANCIAL CORP.
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   Three Months Ended                   Six Months Ended
                                                                        June 30,                             June 30,
                                                                2003               2002               2003              2002
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
Income statement amounts
  Net interest income                                        $   3,526          $   3,301          $   6,946             6,525
  Provision for losses on loans                                    333                215                625               455
  Noninterest income
    Investment securities gains                                     --                 --                 18                86
    Gain on the sale of loans                                    1,806                742              3,117             1,426
    Other                                                          381                334                700               655
  Noninterest expense                                            3,476              2,901              6,605             5,721
  Earnings before income taxes
    and minority interest                                        1,904              1,261              3,551             2,516
  Income taxes                                                     717                470              1,336               938
  Minority Interest                                                (43)               (50)               (89)              (99)
  Net earnings                                                   1,144                741              2,126             1,479
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Per common share data
  Net earnings
            - basic                                          $    0.47               0.30               0.87              0.61
            - diluted                                             0.46               0.30               0.85              0.60

  Cash dividends                                                  0.18               0.17               0.35              0.32

  Book value                                                                                           12.97             12.19

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Balances at end of period
  Loans, gross                                                                                       259,278           255,063
  Allowance for losses on loans                                                                        3,993             3,261
  Nonperforming assets
     Nonaccrual loans                                                                                    555             1,507
     Foreclosed properties                                                                               562               567

  Available for sale investment securities                                                            57,498            79,179
  Total assets                                                                                       383,673           381,584
  Goodwill and Identifiable Intangible Assets                                                          3,429             3,455
  Total deposits                                                                                     299,596           288,474
  Total stockholders' equity                                                                          31,671            29,722

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Other supplemental information
  Net earnings
     Return on average assets                                                                           1.12%             0.77%
     Return on average
       common equity                                                                                   13.78%            10.30%
  Allowance for loan losses
    to loans                                                                                            1.54%             1.28%
  Common shares outstanding
    (end of period, in
    thousands)                                                                                          2,442            2,439

  Net interest margin                                                                                   3.95%             3.62%

  Shareholders' equity
    to total assets (excluding trust preferred stock)                                                   8.25%             7.79%

  Dividend payout ratio                                                                                40.54%            53.54%

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